Exhibit 4.2

DATED 23 February 2000

SUPPLEMENTAL AGREEMENT

relating to
a Revolving Credit Facility of up
to £750,000,000

to

BRITISH SKY BROADCASTING GROUP PLC

Guaranteed by

CERTAIN SUBSIDIARIES OF
BRITISH SKY BROADCASTING GROUP PLC

Arrangers

TORONTO DOMINION BANK EUROPE LIMITED
and
CITIBANK, N.A.

Agent

THE TORONTO-DOMINION BANK

Norton Rose

Contents

Clause		Page

1	Interpretation	1
2	Amendments to the Principal Agreement	1
3	Representations and warranties	3
4	Expenses	4
5	Effective Date	4
6	Miscellaneous	5
7	Governing Law	5
Schedule 1 Guarantors		6

THIS SUPPLEMENTAL AGREEMENT is dated 23 February, 2002 and made BETWEEN:

(1)	BRITISH SKY BROADCASTING GROUP PLC as Borrower;

(2)	THOSE SUBSIDIARIES OF BRITISH SKY BROADCASTING GROUP PLC whose names and registered offices or principal places of business are set out in schedule 1 as Guarantors; and

(3)	THE TORONTO-DOMINION BANK as Agent (in accordance with clause 18.2 (Amendment; waivers) of the Principal Agreement).

WHEREAS:

(A)	This Supplemental Agreement is supplemental to an agreement dated 29th June 1999, made between British Sky Broadcasting Group plc as Borrower (1), the companies whose names and registered offices are set out in schedule 1 thereto as Guarantors (2), Toronto Dominion Bank Europe Limited and Citibank, N.A. as Arrangers (3), the Banks as lending Banks (4) and The Toronto-Dominion Bank as Agent (5), whereby the Banks agreed to make available to the Borrower a revolving credit facility of up to £750,000,000 upon the terms and subject to the conditions therein contained (the agreement being the “Principal Agreement”).

(B)	The Borrower and each of the Guarantors have requested that the Principal Agreement is amended to the extent set out in this Supplemental Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Definitions in Principal Agreement

Unless the context otherwise requires and save as mentioned below, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Supplemental Agreement. In this Supplemental Agreement, the expression the “Supplemental Agreement” shall mean this Supplemental Agreement and the expression the “Effective Date” shall have the meaning given to it in clause 5.1.

1.2	Interpretation of Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Supplemental Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby”, and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

1.3	Incorporation of certain references

Clauses 1.3, 1.4 and 1.5 of the Principal Agreement shall be deemed to be incorporated in this Supplemental Agreement in full, mutatis mutandis.

2	Amendments to the Principal Agreement

Clause 1.2 of the Principal Agreement shall, with effect from the Effective Date, be amended as follows:

(a)	the definition of “Original Accounting Principles” shall be deleted in its entirety and replaced by the following:

“Original Accounting Principles” means, in respect of all periods ending on or before 31 December 1999 those accounting principles, standards and practices which were used in the preparation of the consolidated audited financial statements of the Group as at 30 June 1998 and, in respect of all periods thereafter, those accounting principles, standards and practices which were used in the preparation of the consolidated audited financial statements of the Group as at 30 June 1999 and, to the extent that they do not conflict with the relevant principles, standards and practices, such other accounting principles, standards and practices as were generally acceptable in England and Wales on 30 June 1998 or 30 June 1999 (as the case may be).”

(b)	the definition of the “EBITDA” shall be deleted in its entirety and replaced by the following:

“EBITDA” means, in respect of a Half Yearly Period, the consolidated operating profit of the Group:

(1)(a)	in relation to each Half Yearly Period in each financial year as shown in the relevant unaudited consolidated profit and loss account provided to the Agent under this Agreement before:

(i)	depreciation; and

(ii)	amortisation of goodwill but, for the avoidance of doubt, not before any charge for the amortisation of any cost or expense incurred in relation to the acquisition of rights to or in connection with any programmes or films;

but adjusted by excluding;

(A)	any EBITDA (whether positive or negative and as determined in accordance with this definition) of any Special Purpose Subsidiary;

(B)	the provision for costs associated with the bid made in 1998 by the Group for Manchester United PLC as shown in the consolidated profit and loss account of the Group for the financial year ended 30 th June 1999;

(C)	the exceptional provision for costs associated with transition of existing analogue subscribers as shown in the consolidated profit and loss account of the Group in respect of the financial year ended on 30th June 1999; and

(D)	any exceptional provision for costs associated with the termination of analogue services not falling within (C) above provided the same do not exceed £100,000,000 in aggregate and such provision is made before 30th June 2003; and

(b)	in relation to the second Half Yearly Period in each financial year only, as shown in the relevant audited consolidated profit and loss account provided to the Agent under this Agreement before the items referred to in (i) and (ii) above and as adjusted by the items referred to in (A) to (D) inclusive above in relation to the financial year ended 30th June 1999 and in (A) and (D) above in relation to each subsequent financial year and (in each case) by the deduction of the amount calculated under (a) above in relation to the first Half Yearly Period in such financial year; and

(2)	in addition to (1) above, in relation to each Half Yearly Period from (and including) 30 June 2000 to (and including) 30 June 2001 adjusted by adding back (to the extent deducted in calculating consolidated operating profit) the direct costs of subsidising digital set-top boxes and related equipment provided to digital subscribers and the cost of installation of digital services to such subscribers (net of any amount paid in respect of such installation by such subscribers), having made such adjustments and making such further adjustments as may be appropriate in the opinion of the auditors of the Borrower in order that all such amounts are calculated in accordance with the Original Accounting Principles;”.

3	Representations and warranties

3.1	Each Obligor represents and warrants to each of the Banks, Arrangers and Agent (the Borrower in respect of itself and its Subsidiaries and each other Obligor in respect of itself only) that:

3.1.1	Corporate power

the Borrower and each Guarantor has power to execute, deliver and perform its obligations under this Supplemental Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Supplemental Agreement;

3.1.2	Binding obligations

this Supplemental Agreement constitutes valid and legally binding obligations of the Borrower and each of the Guarantors enforceable in accordance with its terms to the extent permitted by applicable law;

3.1.3	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Supplemental Agreement by the Borrower and each of the Guarantors will not (i) contravene, in any material respect, any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower and each Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any of the Guarantors is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Borrower’s or any of the Guarantors’ constitutive documents or (iv) result in the creation or imposition of or oblige the Borrower or any of the Guarantors to create any Encumbrance on the Borrower’s or any of the Guarantor’s undertakings, assets, rights or revenues;

3.1.4	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower or any of the Guarantors to authorise, or required by the Borrower or any of the Guarantors in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Supplemental Agreement or the performance by the Borrower or any of the Guarantors of their respective obligations under this Supplemental Agreement has been obtained or made and is in full force and effect in all material respects and there has been no default in the observance of the material conditions or restrictions (if any) imposed in, or in connection with, any of the same;

3.1.5 No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Supplemental Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Supplemental Agreement and this Supplemental Agreement is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

3.2    Repetition

The representations and warranties in clause 3.1 shall be deemed to be repeated by the Borrower and each of the Guarantors on and as of each date of drawing of an Advance as if made with reference to the facts and circumstances existing on each such day.

4      Expenses

4.1    Expenses

The Borrower shall pay to Agent within 14 days of demand all reasonable expenses (including legal fees) properly incurred by the Arrangers and the Agent in connection with the negotiation, preparation and execution of this Supplemental Agreement.

4.2    Stamp and other duties (general)

The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any such duties or Taxes payable by, or assessed on, each of the Banks, Arrangers and Agent) imposed in the UK or in any other jurisdiction in which any party to this Agreement (other than the Banks, the Arrangers and the Agent) is incorporated on or in connection with this Supplemental Agreement and shall indemnify each of the Banks, Arrangers and Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.

5      Effective Date

5.1    Conditions precedent documentation

The amendments to be made to the Principal Agreement by this Supplemental Agreement shall take effect on and from the date (the “Effective Date”) on which the Agent notifies the other parties to this Supplemental Agreement that the Agent has received the documents referred to in (a), (b) and (c) below in form and substance satisfactory to it:

(a)	a certificate from the Company Secretary or a Director of the relevant company attaching the Memorandum and Articles of Association or equivalent constitutional documents of the Borrower and each of the Guarantors or confirmation that the same have not been amended from the forms delivered to the Agent pursuant to the Principal Agreement;

(b)	a copy, certified as a true copy by the Company Secretary or Director of the Borrower and each of the Guarantors, of resolutions of the Board of Directors of that Borrower or Guarantor evidencing approval of this Supplemental Agreement and authorising its appropriate officers to execute and deliver the same; and

(c)	specimen signatures, authenticated by the Company Secretary or a Director of the relevant company of the persons authorised in the resolutions of the Board of Directors referred to in paragraph (b), above.

6	Miscellaneous

6.1	Continuation of Principal Agreement

Save as amended by this Supplemental Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and the relevant provisions of this Supplemental Agreement shall be read and construed as one instrument.

6.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

7	Governing Law

This Supplemental Agreement shall be governed by English law.

      IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

Schedule 1

Guarantors

British Sky Broadcasting Limited

Grant Way

Isleworth
Middlesex TW7 5QD

No. 2906991

Sky Subscribers Services Limited

Grant Way

Isleworth
Middlesex TW7 5QD

No. 2340150

The Borrower

SIGNED for and on behalf of

BRITISH SKY BROADCASTING
GROUP PLC

by:	/s/ M. D. Stewart

The Guarantors

SIGNED for and on behalf of

BRITISH SKY BROADCASTING
LIMITED

by:	/s/ M. D. Stewart

SIGNED for and on behalf of

SKY SUBSCRIBERS SERVICES
LIMITED

by:	/s/ M. D. Stewart

The Agent

SIGNED for and on behalf of

THE TORONTO-DOMINION
BANK

by:	/s/ Julie Evans